                                                                       Exhibit 5

                                McBreen & Kopko
                         20 N. Wacker Dr., Suite 2520
                               Chicago, IL 60606

                                 June 29, 2000

Board of Directors
Sonic Foundry, Inc.
754 Williamson Street
Madison, WI 53703

         Re:      Sonic Foundry, Inc. (the "Company")

Ladies and Gentlemen:

         We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of the Company's Common Stock, $.01 par value per share (the "Stock"), to be issued by the Company pursuant to the Company's Employee Stock Purchase Plan (the "Plan"). We have reviewed the Registration Statement, the charter and by-laws of the Company, corporate proceedings of the Board of Directors relating to the issuance of the shares of Stock, and such other documents, corporate records and questions of law as we have deemed necessary to the rendering of the opinions expressed below.

         Based upon the foregoing, we are of the opinion that the 1,000,000 shares of Stock to be issued by the Company, as described in the Plan, will be legally issued, fully paid and non-assessable when issued and paid for in the manner contemplated in the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,



                                 McBreen & Kopko